UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 20, 2019

Allegiance Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

TEXAS	001-37585	26-3564100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8847 West Sam Houston Parkway N., Suite 200, Houston, Texas 77040

(Address of Principal Executive Offices) (Zip Code)

(281) 894-3200

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	ABTX	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01    Other Information

On September 20, 2019, Allegiance Bancshares, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Keefe, Bruyette & Woods, Inc., as representative of the several underwriters named therein (the “Underwriters”) with respect to the sale and purchase of $60,000,000 aggregate principal amount of the Company’s 4.70% Fixed-to-Floating Rate Subordinated Notes due October 1, 2029 (the “Notes”). Closing of the sale of the Notes is expected to occur on September 27, 2019, subject to satisfaction of customary closing conditions. Net proceeds from the sale of the Notes, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $58.4 million.

The Underwriting Agreement includes customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the respective Underwriters against certain liabilities arising out of or in connection with the sale of the Notes, and for customary contribution provisions in respect of those liabilities.

The foregoing description of the Underwriting Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement itself, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The Underwriting Agreement has been filed with this report to provide investors and securityholders with information regarding its terms and is not intended to provide any other factual information about the Company. Representations, warranties, and covenants in the Underwriting Agreement were made only for purposes of the Underwriting Agreement, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. Representations and warranties in the Underwriting Agreement may have been made as of specific dates and for purposes of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits. The following is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement, dated September 20, 2019, by and among Allegiance Bancshares, Inc. and the several underwriters party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allegiance Bancshares, Inc.

Date: September 24, 2019	By:	/s/ George Martinez
George Martinez
Chairman